Exhibit 99.1

Quiksilver, Inc.

Fiscal 2015 Second Quarter Financial Results Conference Call

June 9, 2015

CORPORATE PARTICIPANTS

Pierre Agnes, Global Chief Executive Officer

Greg Healy, Global President and President of the Americas

Thomas Chambolle, Global Chief Financial Officer

Joe Teklits, Investor Relations

CONFERENCE CALL PARTICIPANTS

Mitch Kummetz, B. Riley

Andrew Hain, Robert W. Baird

Dave King, Roth Capital Partners

Jim Duffy, Stifel Nicolaus

Carla Casella, JP Morgan

Kevin Coyne, Goldman Sachs

PRESENTATION

Operator:

Good day, everyone, and welcome to the Quiksilver Fiscal 2015 Second Quarter Financial Results Conference Call. Today’s conference is being recorded. At this time, I’d like to turn the conference over to Joe Teklits, Investor Relations, for Quiksilver. Please go ahead.

Joe Teklits:

Good morning and thank you for joining us for Quiksilver’s Fiscal 2015 Second Quarter Conference Call. On the call today are Pierre Agnes, Chief Executive Officer; Greg Healy, Global President and President of the Americas; and Thomas Chambolle, Chief Financial Officer.

To make it easier to follow today’s prepared remarks, we have posted our script to the home page of our IR website.

Throughout our call, items may be discussed that are not based on historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding Quiksilver’s business outlook and future performance constitute forward-

looking statements. Actual results could differ materially from those stated or implied by these forward-looking statements, as a result of risks, uncertainties and other factors, including those identified in our filings with the Securities and Exchange Commission; specifically, under the section entitled Risk Factors in our most Annual Report on Form 10-K, and in our quarterly reports on Form 10-Q. All forward-looking statements made on this call speak only as of today’s date, June 9, 2015, and the Company undertakes no duty to update any forward-looking statements.

In addition, this present may contain references to non-GAAP financial information. A reconciliation of non-GAAP financial information to the most comparably direct comparable GAAP information is included in our press release, which can be found on our corporate website.

With that, I will turn the call over to Pierre.

Pierre Agnes:

Good morning to everyone. It is the afternoon here in St. Jean de Luz, and if you do not already know this, we have a heavy accent here in southwest of France, so I will do my best to speak slowly so you can understand me.

With me on the call today is Greg Healy, our Global and Americas President, and Thomas Chambolle, our Global CFO. We are in France for our European sales meeting this week, and the three of us are really enthusiastic to be leading this Company.

I have been with Quiksilver since 1988, and have run the European business for the past 13 years. Two-and-a-half years ago, I was appointed Global Head of Apparel across the three brands, and at the end of March I was appointed as Global CEO.

Greg joined the Company in 1998, and has served in many leadership roles for the past 10 years, including most recently running our APAC region. As you know, Thomas was recently appointed Global CFO, and was the CFO of our EMEA region prior to his promotion.

We are very proud of the success we have had in EMEA and APAC over the past years. Both regions have consistently been our most profitable business, with strong and healthy brand positioning and efficient operations. The Team is now focused on bringing this level of execution to the Americas. I want to emphasize that the new Team’s view is that we strongly believe that we can turn the North America market around into a profitable business in the next fiscal year. We have very strong brands and we are applying the successful business practices of the EMEA and APAC regions to the North American market.

I have been travelling a lot recently in the Americas, and through many territories. I was really pleased to hear the encouragements of our retail partners and to see how loyal they are to our brands, but we also have to recognize that we have been through major changes over the last two years, going from three regional companies to a global one. We all believe that it was the right thing to do in order to increase efficiency and to improve our profitability. I don’t believe many companies have been through as many changes in such a short period of time as ours. When I say this, I refer to the SAP implementation in all our IT systems, the globalization of supply chain, the consolidation of the distribution centers, the globalization of our retail and e-com back offices. We also globalized and consolidated product design, which is just starting to come through and to show progress all the way through to the supply chain.

For apparel and accessories, instead of duplicating steps in each region, we brought our best talent from around the world to sit under one roof in our campus in France. The Team is now a melting pot of Americans, Australians, Japanese and Europeans working together, sharing best practices and focusing on delivering the best products.

For footwear, we are also really pleased and confident with our Team based in Huntington Beach. We are happy to see some original DC footwear products coming back on trend and ensuring strong sell-through in key accounts. Generally speaking, sell-through in most of the regions is up compared to last year and reorders for the current season in Europe showing double-digit growth. Fundamentally, we feel we are making progress on products.

Another important step in the global restructuring was to align the design and marketing teams. We now have a talented group of marketing staff, working in France for Quiksilver and Roxy, whereas the global DC marketing crew are now based in Huntington Beach, close to the footwear design teams.

To stay with marketing, I also feel strongly about getting back to our roots, with athletes and events that will support our brands, our most valuable assets. We have a 45-year history of fitting the action sports world. We already have on board a new generation of young athletes around the world that we believe will make powerful ambassadors for our brands. We want to remain focused on having fewer athletes, but the best athletes, with a significant increase of investment behind them. We also have some exciting and innovative plans for these athletes that we will talk about in the near future.

As an example of our approach to marketing, we just had a Roxy event in Barcelona two weeks ago, where we had more than 3,000 participants doing yoga, running and stand-up paddle. A week ago, the same type of event was organized in Hawaii, and this September we’ll have another massive event in Sydney, Australia. These successful events reinforce our commitment in the fitness and water sport activities with young men and women. To finish on marketing, with DC, we are the official footwear and apparel sponsor of the AMA Supercross series in America, and we just finished activating and engaging consumers in 17 cities, with an average attendance of 55,000 at each venue.

Another way to elevate our brands is to showcase our products and to tell our marketing stories in an exceptional retail environment. So, five years ago, we developed a new retail concept in Europe called Boardriders. These are large retail stores which display our three brands, as well as a large selection of technical products, and they also bring our customers together with weekly live concerts, bars with lounges, and other attractions. We now have 15 and they are all very successful, very profitable, and elevate our brands to the greatest level. This February, we opened our first Boardrider in Australia, in Coolangatta, Queensland, and once again it was a great success, beyond all expectations. Now, we are looking forward to opening our next Boardrider store in Torquay in Australia, in September this year.

So, these are some of the highlights of the progress to date.

Now for the areas where we still need to improve. As you can see from our press release, we do not expect to achieve the previously stated guidance for the year. Currency and execution issues, primarily in North America, where much of the improvement was expected to come from on the back end of the year, is putting pressure on our full year EBITDA outlook. While we plan to improve our EBITDA from last year, on a constant currency basis, we are falling well short of our goals. Implemented structural changes have not yet brought the expected results. This is largely due to poor execution, which is impacting our on-time deliveries. We are fixing this as we speak and we are confident the profit improvement will happen. We will give you further details later in the call and Greg will speak specifically about the opportunities we see in North America in a few minutes. We are all well aware of the challenges ahead, but the strength of the Team that we have, and the ability that I see to improve execution, is giving me confidence to develop the future of our brands.

I will come back to you later and talk about initiatives already in place to fix the issues, but first I will turn the call over to Greg.

Greg Healy:

Thanks, Pierre. It’s great to speak with everyone on the call today. As Pierre mentioned previously, as a Team, we are focusing on North America as a great opportunity to help lift our global profitability. Let me start by saying North America is currently underperforming. That’s the bad news. The positive news is that if we execute to our expectations, we believe our profitability can be significantly improved.

In the short time I have been in the seat here in America, it has become apparent that we need to focus on three key priorities.

Priority number one, people: People are one of the keys to our business. I am both impressed and excited by the passion and commitment shown by the current team in North America. Having said that, we feel that there has been a lack of leadership and expertise in key roles in the US, and that needed to be addressed immediately. To that end, I have appointed Andrew Bruenjes as the CFO of the Americas. Andrew and I have successfully worked together in APAC for many years and he brings with him a tremendous understanding of our business and strong financial acumen. I’m also delighted to announce that Ted Li will be shortly joining our Company as our Head of Sales in the Americas. Ted comes to us from Oakley, where he worked for the last 17 years in sales leadership roles, most recently as Vice President of North America. We are delighted to have him join the Team. In addition, we will continue to look to add talent to augment the existing Team accordingly.

Priority number two, enhanced sales quality: Bottom line, we need to focus on the quality of sales in North America to deliver more profitable margins, rather than just focus on top line growth. To that end, our first priority is to earn back the trust and confidence of our core accounts. Pierre already said it, but it’s worth repeating. We have been meeting with our key accounts over the last weeks and we are delighted with the feedback from these customers. Our dialogue has centered around a renewed focus on product and servicing the needs of this very important channel, and we are confident that we can make good progress in a short period of time. In summary, we look forward to rebuilding our business with these accounts.

To be clear, our major accounts will also continue to play an important role in the future of our business here in North America. However, a core account serves an important consumer base that is all about authenticity. The incredible heritage and of our brands, combined with great product, is what will drive our overall success in North America.

Lastly, and very importantly, we will continue to look for ways to operate more efficiently and reduce costs where we can. To that end, over the last two months we have been concentrating on transferring our best practices globally into the Americas business, where required. We identified the need for this in the sales administration and planning side of our business here, in particular. We believe that we will see upside in margins and more efficient business practices as a result.

Thank you, and now I will hand the call over to Thomas.

Thomas Chambolle:

Thanks, Greg, and thanks, everyone, for joining us this morning. I will provide some additional details on our Q2 financial performance, discuss credit availability, and then update our outlook for the full year. Consistent with what was done last quarter, I will discuss revenues in terms of constant currency continuing category results, which adjust prior period net revenues for changes in currency exchange rates and excludes prior period wholesale net revenues for product categories now licensed, as well as removes current period licensing net revenues for the same licensed product categories.

On a constant currency continuing category basis, Q2 global net revenues decreased by 2% or $5 million dollars. This confirms the stabilization of our business already observed in Q1. Revenues for the quarter were $333 million, approximately 1% favorable to our expectation, adjusted for January exchange rates.

By region, net revenues in the Americas were down 4%, EMEA down 3%, with APAC up 7%.

In the Americas region, revenues decreased by 2% in wholesale, increased by 3% in retail, but were down 30% in the e-commerce channel due to the decision to limit the discounts on our websites.

Quiksilver and Roxy brands sales were flat, while DC apparel sales declined, mainly with some mid-tier accounts that are to be licensed in Q3.

In the EMEA region, revenues were down 3%, or $4 million. Strong growth in our e-commerce business was offset by a 7% decrease in wholesale revenues. Retail comparative net sales were slightly down by 1%, but sales including new stores were up by 2%.

In the APAC region, we saw strong growth in our retail and e-commerce channels, thanks to comparable growth, opening of new stores and expansion of our Asia-Pacific e-commerce service area.

Globally, comp retail store sales were down 3%, with the Americas and EMEA both down, and APAC up by 2%.

Global e-commerce revenues decreased 6%, with strong growth in APAC and EMEA, offset by a sharp decrease of sales through North America websites. In North America, as I said, we are intentionally being less promotional in our online product offering to better support our core wholesale business.

Revenues in our emerging markets increased 10% in Q2, with double-digit increases in Russia, Mexico and the APAC emerging markets, and a decrease in Brazil due mainly to deliveries.

Gross margin decreased 180 basis points to 47.1%. Several items contributed to the margin reduction, including currency exchange rates, mainly in Europe, Russia and Brazil, increasing weight of liquidation sales to discounters or through our outlets, and additional air freight and costs related to compensate for delays in the supply. The sales mix shift toward direct to consumer channels and to high margin countries helped offset some of those unfavorable margin factors.

SG&A decreased by $32 million. Currency rates contributed approximately $20 million of that decrease. Normalized for currency rates and excluding severance and restructuring costs, SG&A decreased by $17 million dollars versus Q2 last year. This decrease was primarily driven by a reduction of bad debts.

Restructuring and special charges were $12 million in Q2 versus $6 million in expense in the prior year period. It includes accruals for severance linked to the changes in the Management Team.

Pro forma Adjusted EBITDA for the quarter was $7 million, which met our expectation in constant currency.

Moving to working capital, trade receivables decreased by $92 million versus last April and inventory decreased by $75 million. A portion of both is driven by currency rates and for inventory connected to the disposal of Surfdome. Accounts receivable days sales outstanding improved by five days and inventory days on hand increased by 10 days year-over-year. We will continue to focus on reducing inventory to improve working capital in 2015.

Ca pex for Q2 was approximately $7 million. We are on track for our full year guidance of $25 million, as most of our IT and retail cap ex investments were in the first half of the year.

We ended April with $118 million in cash and available credit; $55 million was cash, of which $7 million is restricted, and we had $62 million available on our credit facilities. To be conservative, when we calculate amounts available on our credit facilities, we disregard the final $15 million of credit capacity on our ABL. We believe that our cash flow from operations, cash on hand and restricted cash, as well as access to our existing credit facilities, will provide sufficient liquidity for the next 12 months. This assessment also assumes the renewal or replacement of our EMEA lines of credit and overdraft facilities in fiscal 2015.

As Pierre said earlier, previously stated guidance assumed a strong profit improvement for the second half of the year, especially in North America. Even though our fall order book is increasing in North America, we are still experiencing supply issues that are impacting our sales and our margin. In addition, we continue to see a decrease in the DTC channels sales, on a comparable basis, due to our decision to significantly reduce the number of promotions and discounts online. As a result, this guidance does not appear achievable in the current fiscal year. At this time, we will not be providing guidance for the fiscal year. However, we believe that given all the actions being undertaken to correct delivery issues, combined with the sell-through rates being experienced by our retail partners, we can drive significant profit improvement in the first half of 2016.

With that, I’ll turn the call over to Pierre.

Pierre Agnes:

Yes, thank you Thomas. To summarize, while there have been some positive structural changes over the last two years, there are still some critical areas that need to be addressed, and we have already moved quickly to make changes.

First, our planning and production processes are not operating efficiently yet and the impact on the entire supply chain continues to create delivery issues. Communication across the organization, process alignment and the use of the new tools, such as SAP and PLM, have not been acceptable and have not generated expected global improvements. This is mainly due to implementing so many major changes too fast. We have already begun to take actions to fix these issues, and we have already made significant progress in our IT globalization and ERP stabilization. However, delivery improvements will only be effective as of spring 2016, because of the product cycle calendar.

Secondly, we also need to refocus on our distribution in the US, and particularly in the core channel. A strong core channel is the foundation for the success of the whole business. That is very apparent in the Europe and Asia-Pacific regions, where we continue to have good success. For spring ‘16, we are taking our kids and youth Quiksilver and DC apparel products from our licensing partners back to core distribution and our own retail in the US, to support the overall sales process and our critical retail relationships.

Thirdly, it was vital to re-establish a team spirit and an environment in which individual talents are motivated to work together. I’m confident to say that we have made really good progress on this.

Finally, the most critical area we need to address is profitability, by operating more efficiently. We believe we have a lot of opportunity to improve our profitability in the US, as Greg just described.

In summary, looking out to 2016, our mains goals will be efficiency gains, on-time delivery, an improved order book conversion, re-establishing relationships with partners, especially in the US, focusing on great product development, and investing in our brands and people.

Finally, I want to thank all of the teams around the world for embracing the plans we are bringing to them, and for their enthusiasm and commitment to our brands and our Company.

Now, we can take any questions you have. Thank you.

Operator:

The question and answer session will be conducted electronically. If you would like to ask a question, you may do so by pressing the star key, followed by the digit one on your touchtone telephone. If you are using a speaker phone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, that’s star, one for questions. We’ll pause for just a moment to assemble our queue.

We’ll have our first question from Mitch Kummetz, B. Riley.

Mitch Kummetz:

Yes, thanks for taking my questions, and welcome. I guess I’ve got a few, one on the guidance. I understand that you’re rescinding the guidance, and I get why you’re doing that, but when I look at the EBITDA, I think pro forma EBITDA through the first half of the year, you know, it’s $16.8 million, I think it’s down a pretty good amount from last year. I mean, should we be thinking about sort of a similar run rate over the balance of the year, or how should we be thinking about that? Again, I understand that you’re not providing official guidance, but how should we be thinking about kind of the run rate on EBITDA over the balance of the year?

Pierre Agnes:

Yes, Pierre speaking here. So, I’m going to pass the phone to Thomas, who can address this question. Thank you.

Thomas Chambolle:

Yes. So, because of the currency effect, and because of the delivery issues that we have experienced in North America, also in Brazil, we don’t expect our profit for the second half of the year to be much different than the first half of the year, but we think that all the improvements we have made will turn to meaningful profit improvements in 2016.

Mitch Kummetz:

Okay, and can you talk a little bit about the execution issues, the delivery issues in the quarter, and kind of the expectation over the balance of the year? You talked about why those issues are occurring, but I’m just wondering is there any way to kind of quantify the impact that had on the quarter? I mean, is the assumption that it’s going to have a similar impact over the balance of the year?

Pierre Agnes:

Yes. So, first, I would like to remind you that Greg, Thomas and I are testing our respective positions for the last two months, and at that time we are really feeling confident that we know what the issues are and we’re correcting them. In an effort to give you a little bit more guidance, I will say that the previous group that was in charge of the supply chain did not understand all of the issues, I would say, and so I think we feel now really confident, because we identified a lot of the problems and we are fixing them as I speak.

Thomas Chambolle:

Yes, and I can add that the delivery issues, they are affecting our operations and our revenues in different ways. We are late, where we are missing some sales. Our products arrive late in our customers’ stores, and so the sell-out is not good. Then, we have also a big increase of retails and markdowns. We have to give more discounts to liquidate the inventories at the end of the season. So, the impact is very, very wide and affecting our revenues in a different way.

Mitch Kummetz:

Is there any reason to believe that won’t impact how retailers buy spring ’16, or is the sell-through actually pretty good once the product hits the floor?

Pierre Agnes:

Okay, so Pierre speaking. You know, I’m going to speak about Europe for a moment and then Greg will speak about the Americas and APAC. So, currently, we have a really positive signs of sell-throughs in

Europe, even if we deliver our product late. Our order book, our reorders, we’re trending really positively. So, I will say that we just released our spring ’16 range, everyone quite excited about the product and the marketing, and some key accounts saw the range and are looking forward to take some positive orders for us, compared to last year. So, for Europe, I will say that I’m feeling quite confident, and I will ask Greg to answer for America and APAC.

Greg Healy:

Yes, just to give you some flavor on the Americas, just to back up what Pierre has already stated, we’re very confident about the product line that we’re releasing this week in the Americas. We’re very confident about the marketing support that will support the sell-through in those product lines. One of the things that Pierre and I have managed to do over the last couple of months is to go out and talk to key customers and talk about the support for the back end of the year and throughout next year. We’re confident that we will see that. So, in answer to your question, we’re feeling good about the spring order book for the Americas.

From an Asia-Pacific point of view, I think we’ve had solid momentum over the last 12 months, and I believe that will continue in the future.

Operator:

We’ll go next to Andrew Hain, Baird.

Andrew Hain:

Yes, hi, thanks for taking the call. Not to beat a dead horse here, but the North American issues, I think you guys did a great job explaining sort of the repercussions of the issues, but what I’m trying to get—what’s really the root problem here. Is it systems related or is it logistics? I’m trying to understand. Are you getting the product you want, you just can’t get it to your customer, or is it a combination of all the above?

Greg Healy:

Unfortunately, it’s a combination of all of the above. What we’ve done over the last two months is really try and identify all of the issues, and I’ve identified, along with Pierre, a number of key planks that we need to address to try and turn around the issues.

Firstly, in regards to people, I just want to say that the current organization and the staff that we’ve got in North America is very passionate and dedicated, so I’m really pleased with what we have there, but as I identified in my script, we were lacking a couple of key leadership roles, and, again, we’re delighted to say that we’ve filled those roles, from a finance point of view and a key leadership point of view. So, I’m feeling confident about the people that we have in the Americas business to try and turn the business around.

From a product point of view, we just commented on the offering and the marketing support, so we’re confident in that regard.

One of the key areas that we really need to work through is the relationships that we spoke about with our key customers. Pierre and I are doing our utmost to get around to all of our key customers and talk about the issues that we’re facing and how we will address them.

Lastly, but certainly not least, we’re going to concentrate on executing the deliveries. I think if we can do those, we can look for positive momentum towards the early part of next year.

Andrew Hain:

Thank you for that color, but if you’re successful in accomplishing what you think you need to accomplish, when would you expect the North American issues, delivery issues to be behind us? Is it a 2016 thing, or is it something we can get done by the fall?

Pierre Agnes:

Yes, we believe we identified all the problems. I think the implementation of SAP is now behind us, and we’re looking to deliver our product on time for spring ‘16, which means January deliveries, and after, and it will be all across the globe.

Operator:

We’ll go next to Dave King, Roth Capital.

Dave King:

Thanks. Good afternoon, everyone. Taking a step back—so understanding the supply issues you’re having, delivery issues you’re having at this point, so I guess taking a step back and sort of looking at the demand picture. I think, Pierre, you commented that the order book in Europe, I think you said that’s double-digits at this point, and I think in the prepared remarks you guys commented on North America for the fall increasing. I guess, any color on Asia-Pac at this point?

Then, as you think about some of the things you’re doing to improve the core versus mass, any thoughts there, anything, any color you can provide in terms of what’s happening with the order book for that core business versus some of the mass, etc.? Thanks.

Pierre Agnes:

Yes. First, I would like to correct—when I was speaking about—before, previously, about Europe, I was speaking about reorders and I said that we are double-digits as compared to last season, which means when our reps are going to hit the road, I’m feeling quite confident that they will have some good momentum, particularly with the new range which we released last week.

Speaking about the core, I would like to remind you that for over four decades we have been a leader in action sports. We have always had the best athletes, the best events, and so we really want to come back on this, and even if we had to reduce the number of our athletes, we really want to have the best ones, and we feel like we have good momentum with the young athletes already signed. So, it is part of our strategy, but we really want to be the leader in action sport with athletes and events.

Having said that, I think you asked a question about APAC, so Greg is going to answer to this one.

Greg Healy:

Yes, we’re looking to continue the momentum that we’re seeing in APAC. Wholesale is still a challenging channel for us, but we’re seeing some positive momentum over the year and we expect that to continue throughout 2016.

Dave King:

Okay, that helped, and thanks for the clarification. Then, Pierre, you know, big picture—obviously, there have been a lot of changes recently. In terms of strategic direction, at this point, what can you talk about in terms of how you’re thinking about the Company, you know, versus the prior Management Team.

There were a lot of initiatives that they had implemented in terms of canvas footwear, licensing business, SMU strategy. Are you still planning to move forward with a lot of these initiatives? It looks like on the licensing side, that some of that business you’re pulling back, it looks like on the kids’ side. Any color on how you’re thinking about some of these big-picture items going forward? Thanks.

Pierre Agnes:

Yes, thanks. So, like I said before, I feel really confident about the future, I think we have great brands. We’ve globalized the brands over the last two years. We have maybe done changes too fast, but at the same time we want to maintain our efficiency gains. We are willing to focus on our deliveries on time, which was a main problem for this year. Like Greg said before, we want to re-establish relationships with partners, retail partners, specifically in the US. We’re focusing on our core product development, and more important than anything, we want to invest in our brands and people. We feel the teams today are the best. The teams around the world are really motivated.

Then, to come back on your point, SMU remains a key strategy for the future. When we speak about licensing, I will say that there are some good categories to license, and maybe we’ll have some questions on other categories, but like, you know, we are on board only for two months in this position, so we’ll wait to investigate and next quarter, probably will give you more highlights.

Operator:

We’ll go next to Jim Duffy, Stifel.

Jim Duffy:

Thanks. Thanks for taking my questions. A couple questions around liquidity. I recognize there’s challenges to profitability for 2015. As you continue to meet your interest expense obligations, can you speak to projections for availability of liquidity? Where would you expect the balance sheet to stand entering 2016?

Thomas Chambolle:

Our forecasts show that we have enough liquidity to get at least through the next 12 months. That assumes that we will renew our short-term facilities with French banks. We are already in conversation with them. So, that’s short-term facilities that we usually have to renew every year.

Jim Duffy:

Okay. Then, can you speak to some of the key financial strategies to manage capital structure and liquidity looking into 2016, and ahead of its position to refinance the €250 million notes for 2017?

Thomas Chambolle:

Yes, you know, we are considering all the opportunities to increase our liquidity for sure, but our main purpose remains executing our business strategy and to increase our profit and to be in good shape to be able to refinance in 2017.

Operator:

We’ll go next to Carla Casella, JP Morgan.

Carla Casella:

Hi, sorry, can you hear me?

Pierre Agnes:

Yes.

Carla Casella:

Hello? Okay. Similar to the last question on liquidity, can you just let us know how much of your cash balance is sitting in the US versus internationally?

Thomas Chambolle:

Sorry, I can’t disclose this kind of information, but we are in relationships with our American banks and we provide them all the information relating to the US, but we have no issue for the next 12 months.

Carla Casella:

Okay. Then, on same-store sales, when you look at your non-retail stores, was there a big discrepancy in US stores versus Europe versus Asia? I think you just gave the consolidated in-store sales, unless I missed it.

Thomas Chambolle:

Yes, well, slightly positive in APAC, slightly negative in EMEA, because we had a slow beginning of the year, with a late winter, and we have a high-single-digit negative American comp, or so, and it is mainly due because we had some new policies to adjust our discount, in order to be more aligned with our wholesale business.

Carla Casella:

Okay, great, and then just one question on the business and pricing strategy. I guess it’s about a year ago where you had talked about being mispriced at the wholesale channel in the US, and that that had hurt sales a bit. Where would you say you are now in terms of the pricing strategy versus the competition? Are you pleased where it is, or is that any of the reason for the weakness through this quarter?

Greg Healy:

Yes, no, I don’t believe our pricing strategy is an issue for us at this present stage.

Operator:

We have time for one last question, and that question comes from Kevin Coyne, Goldman Sachs.

Kevin Coyne:

Hi, good morning, thanks for taking the question. Just in relation to the sponsorship spending on some of the athletes, I was wondering how much of an annual increase do you expect that to be going forward, and when would you expect that to start kicking in?

Thomas Chambolle:

So, we don’t expect to increase our spending on athletes. In the last two years, we have reduced significantly the number of athletes, which was a good thing to do, but now we have fewer athletes. We want to have better athletes and we want to leverage them as much as we can, and so we are not looking to increase our marketing spend, to answer your question.

Kevin Coyne:

So, no increase in marketing spend, it’ll just be a shift in maybe mix to a little more sponsorship or flat sponsorship.

Thomas Chambolle:

We’re looking to spend more money in our social media for sure, in order to deliver on that, but we feel like we have the right upcoming athletes today now, we have the right events in all of the brands, so we feel quite confident with our marketing.

Kevin Coyne:

Okay, and just a quick question on the youths Quiksilver and DC apparel comment you made, where you want to bring that back from the licensing partners. Will there be a cost to bring that back and will there be a meaningful bump in working capital once you do bring that back?

Thomas Chambolle:

No, we had some good initial discussion with our licensing partners and the idea was to take back the youth’s category in our core channel, and so we have done that nicely in the last few weeks.

Operator:

That concludes today’s question and answer session. I’ll turn the conference back over to our presenters to offer any additional or closing remarks.

Pierre Agnes:

Yes. So, I would like to thank all of you for the call today and I look forward to speaking with you for the next quarter. So, thank you and I’ll speak to you soon.

Operator:

That does conclude today’s conference. Thank you for your participation.